Exhibit 23.7
January 11, 2008
Atna Resources Ltd.
510 – 510 Burrard Street
Vancouver, B.C.
Canada V6C 3A8
Practical Mining LLC (“Practical”) does hereby consent to the use of our report on the Feasibility Study of CR Briggs Gold Project (underground) dated February 2, 2007 (the “Report”), by Atna Resources Ltd. (the “Company”) in the Registration Statement on Form F-4 (No. 333-147973) and any amendments thereto (the “Registration Statement”) as the Report is referenced in the Company’s Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

Sincerely,

PRACTICAL MINING LLC

/s/ Mark Odell
Mark Odell P.E.
Principal